FORM 5

[ ] Check box if no longer subject           __________________________________
    to Section 16. Form 4 or Form 5           |         OMB APPROVAL           |
    obligations may continue.  See            |________________________________|
    Instruction 1(b).                         | OMB Number:          3235-0362 |
                                              | Expires:    September 30, 1998 |
[ ] Form 3 Holdings Reported                  | Estimated average burden       |
                                              | hours per response.......  1.0 |
[ ] Form 4 Transactions Reported              |________________________________|



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1. Name and Address of Reporting Person*

     BARTLETT       RICHARD                C.
-----------------------------------------------------
   (Last)            (First)            (Middle)

C/O THE RICHMONT GROUP
4300 WESTGROVE DRIVE
-----------------------------------------------------
                     (Street)

DALLAS                TEXAS            75248
-----------------------------------------------------
   (City)               (State)         (Zip)

_______________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol


   ARMOR HOLDINGS, INC. / AH

_______________________________________________________________________________
3. IRS or Social Security Number of Reporting Person (Voluntary)



_______________________________________________________________________________
4. Statement for Month/Year

   12/99

_______________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)



_______________________________________________________________________________
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director
   [ ] Officer (give title below)
   [ ] 10% Owner
   [ ] Other (specify below)


   --------------------------------------------------
_______________________________________________________________________________
7. Individual or Joint/Group Reporting
   (Check applicable line)

   [X] Form Filed by One Reporting Person
   [ ] Form Filed by More than One Reporting Person

_______________________________________________________________________________

                    Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------

          1.                2.           3.                     4.                       5.           6.          7.
------------------------------------------------------------------------------------------------------------------------
                                                                                    Amount of
                                                                                    Securities    Owner-
                                                                                    Beneficially  ship
                         Trans-                      Securities Acquired (A)        Owned at      Form:
                         action                      or Disposed of (D)             End of        Direct      Nature of
                         Date        Trans-          (Instr. 3, 4 and 5)            Issuer's      (D) or      Indirect
Title of                 (Month/     action       ----------------------------      Fiscal Year   Indirect    Beneficial
Security                  Day/       Code           Amount    (A) or    Price       (Instr.       (I)         Ownership
(Instr. 3)                Year)      (Instr. 8)               (D)                   3 and 4)      (Instr. 4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

* If the form is filed by more than one reporting person, see instruction 4(b)(v)

                                                                          (Over)
                                                                 SEC 2270 (9-96)

                     Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                            (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------

     1.        2.       3.         4.         5.             6.                 7.           8.         9.         10.       11.
------------------------------------------------------------------------------------------------------------------------------------
                                                                            Title and                           Ownership
                                            Number of     Date Exer-        Amount of                           Form of
                                            Derivative    cisable and       Underlying              Number of   Deriv-
                                            Securities    Expiration        Securities      Price   Derivative  ative
              Conver-             Trans-    Acquired (A)  Date (Month/      (Instr. 3       of      Securities  Security:
              sion or   Trans-    action    or Disposed    Day/Year)         and 4)         Deriv-  Benefi-     Direct
              Exercise  action    Code      of (D)        --------------   --------------   ative   cially      (D) or    Nature of
Title of      Price of  Date      (Instr.   (Instr. 3,    Date                     Amount   Secur-  Owned at    Indirect  Indirect
Derivative    Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-          or Num-  ity     End of      (I)       Beneficial
Security      ative      Day/     --------  ----------    cis-     ation           ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)    Security   Year)    Code  V   (A)   (D)     able     Date    Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
OPTION TO BUY  9.6875     6/99      A       3,333         6/00      6/09   COMMON   3,333    0       3,333        D
                                                                            STOCK
------------------------------------------------------------------------------------------------------------------------------------
OPTION TO BUY  9.6875     6/99      A       3,333         6/01      6/09   COMMON   3,333    0       3,333        D
                                                                            STOCK
------------------------------------------------------------------------------------------------------------------------------------
OPTION TO BUY  9.6875     6/99      A       3,334         6/02      6/09   COMMON   3,334    0       3,334        D
                                                                            STOCK
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses: THE FILING OF THIS STATEMENT SHALL NOT BE DEEMED AN ADMISSION THAT SUCH PERSON IS, FOR PURPOSES OF SECTION 5 OF THE SECURITIES EXCHANGE ACT OF 1934 OR OTHERWISE, THE BENEFICIAL OWNER OF ANY EQUITY SECURITIES COVERED BY THIS STATEMENT.




               /s/  RICHARD C. BARTLETT                           5/16/00
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


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